                                                                      EXHIBIT 11




                               ALLAIRE CORPORATION
                                   EXHIBIT 11
     STATEMENT RE: COMPUTATION OF UNAUDITED NET INCOME (LOSS) PER SHARE AND
                      PRO FORMA NET INCOME (LOSS) PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
     -----------------------------------------------------------------------


                                                            THREE MONTHS ENDED
                                                                 MARCH 31,
                                                            -------------------
                                                              2000       1999
                                                            -------     -------
BASIC:
  Net income (loss)                                             991      (2,616)

  Weighted average common shares outstanding                 26,889      19,032

  Basic net income (loss) per share                         $  0.04     $ (0.14)
                                                            =======     =======

DILUTED:
  Net income (loss)                                             991      (2,616)

    Weighted average common shares outstanding               26,889      19,032
    Weighted common stock equivalents                         4,060        --
                                                            -------     -------
  Total weighted average shares                              30,949      19,032

  Diluted net income (loss) per share                       $  0.03     $ (0.14)
                                                            =======     =======

                                                              THREE MONTHS ENDED
                                                               MARCH 31, 1999
                                                              ------------------


PRO FORMA BASIC:
  Net income (loss)                                                (2,616)

    Pro forma weighted average common shares outstanding (1)       19,112
    Shares attributable to the assumed conversion of
      convertible preferred stock upon closing of the
      initial public offering                                       1,796
                                                                  -------
  Total pro forma weighted average shares outstanding              20,908

  Pro forma basic net income (loss) per share                     $ (0.13)
                                                                  =======
PRO FORMA DILUTED:
  Net income (loss)                                                (2,616)

    Pro forma weighted average common shares outstanding (1)       19,032
    Shares attributable to the assumed conversion of
      convertible preferred stock upon closing of the
      initial public offering                                       1,876
    Pro forma weighted common stock equivalents                      --
                                                                  -------
  Total pro forma weighted average shares                          20,908

  Pro forma diluted net income (loss) per share                   $ (0.13)
                                                                  =======


(1) Includes outstanding common stock subject to repurchase under a stock restriction agreement which lapsed upon the consummation of the initial public offering in January 1999.